                          S&P 100� Index Linked Capped Buffered Underlying Securities (BUyS)
                                              US Equities |X| Bullish |X| Short Dated

Indicative Terms as of November 26, 2008                                  --------------------------------------------------------
                                                                                       Best Case Scenario at Maturity
CUSIP:              2515A0 XB 4                                           --------------------------------------------------------
                                                                          If the Index Return is positive, investors will receive
Issuer:             Deutsche Bank AG, London Branch                       200% of the performance of the Index Return at maturity,
                                                                          subject to an Index Return Cap of between 15.50% and
Rating(1):          Moody's Aa1 / S&P AA-                                 17.50% (TBD on Trade Date) for a Maximum Return of
                                                                          between 31.00% and 35.00% (TBD on Trade Date).
Maturity/Tenor:     18 Months                                             --------------------------------------------------------
                                                                                       Worst Case Scenario at Maturity
Index:              S&P 100� Index                             --------------------------------------------------------
                                                                          If the Final Level is lower than the Initial Level by
Initial Level:      Official closing level of the                         more than the Buffer Level, an investment in the BUyS
                    Index on the Trade Date                               will decline by 1% for every 1% decline in the Index
                                                                          beyond the Buffer Level. Subject to the credit of the
Final Level:        Official closing level of the                         Issuer, the maximum loss on an investment is 90%. |X|
                    Index on the Final Valuation Date                     Benefits
                                                                          --------------------------------------------------------
Index Return:            Final Level - Initial Level                                              Benefits
                                Initial Level                             --------------------------------------------------------
                    (subject to the Index Return Cap)                     |X|   Large-cap equity exposure with principal protection
                                                                                for first 10% of any depreciation and upside
Participation       200%                                                        leverage, subject to the Index Return Cap
Rate:                                                                     |X|   200% of the positive Index Return up to the Index
                                                                                Return Cap
Index Return Cap:   15.50 -- 17.50% (TBD on Trade Date)                   |X|   The BUyS will outperform the Index at maturity if
                                                                                the Final Level is below the Initial Level
Maximum Return:     31.00 -- 35.00% (TBD on Trade Date)                    --------------------------------------------------------
                                                                                                    Risks
Buffer Level:       10% of the Initial Level (first 10%                   --------------------------------------------------------
                    depreciation of the Index is fully                    |X|   Because BUyS do not offer full principal protection
                    protected)                                                  of your initial investment and the return of the
                                                                                BUyS is linked to the performance of the Index, you
Payment at          If the Final Level:                                         may lose up to 90% of your initial investment
Maturity:           (a) is greater than or equal to the                   |X|   Return on the BUyS is limited by the Index Return
                    Initial Level, a cash payment equal                         Cap and will not benefit from any appreciation of
                    to the Index Return, which is                               the Index beyond the Index Return Cap
                    subject to the Index Return Cap,                      |X|   Return on the BUyS is linked to the value of the
                    multiplied by the Participation                             Index without taking into consideration the value
                    Rate. Accordingly, subject to the                           of dividends paid on the component stocks of the
                    Maximum Return, the Payment at                              Index
                    Maturity will be: $1,000 + ($1,000 x                  |X|   An investment in BUyS is subject to the credit of
                    Index Return x Participation Rate);                         the Issuer
                    OR                                                    ----------------------------------------------------------
                                                                                               Important Dates
                    (b) is less than the Initial Level,                   ----------------------------------------------------------
                    and such decline is equal to or less
                    than the Buffer Level, the Payment                    Offering Period: .....December 1, 2008 -- December 19, 2008
                    at Maturity will be $1,000; OR
                                                                          Trade Date:..............................December 19, 2008
                    (c) is less than the Initial Level,
                    and such decline is greater than the                  Settlement Date:.........................December 24, 2008
                    Buffer Level, the Payment at
                    Maturity will be $1,000 + [$1,000 x                   Final Valuation Date:........................June 21, 2010
                    (Index Return + Buffer Level)].
                                                                          Maturity Date:.................. June 24, 2010 (18 months)
Discounts and       The Agents will not receive a                         ----------------------------------------------------------
Commissions:        commission in connection with the
                    sales of the BUyS. The Agents may                                                 ISSUER FREE WRITING PROSPECTUS
                    pay referral fees to other                                                            Filed Pursuant to Rule 433
                    broker-dealers of up to 0.50% or                                           Registration Statement No. 333-137902
                    $5.00 per $1,000 face amount. The                                       Dated November 26, 2008 R-5817-1 (08/08)
                    Agent may pay custodial fees to
                    other broker-dealers of up to 0.25%                     --------------------------------------------------------
                    or $2.50 per $1,000 face amount.                        NOT FDIC / NCUA INSURED OR GUARANTEED MAY LOSE VALUE NO
                                                                            BANK GUARANTEE NOT A DEPOSIT NOT INSURED BY ANY FEDERAL
Agents:             Deutsche Bank Securities Inc. And                       GOVERNMENT AGENCY
                    Deutsche Bank Trust Company Americas                    --------------------------------------------------------

(1) As of November 26, 2008. A credit rating is not a recommendation to buy, sell or hold the BUyS and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG's Global Notes Program, Series A does not enhance, affect or address the likely performance of the BUyS other than the ability of the Issuer to meet its obligations.

Capped BUyS Fact Sheet
DWS Structured Products

Return Scenarios at Maturity (Assumes a Buffer Level of 10%, Participation Rate of 200% and an Index Return Cap of 16.50%)
Change in Index (%)	Index Return (%)	BUyS Return (%)	Payment at Maturity (per $1,000 invested)
-30.00%	-30.00%	-20.00%	$800.00
-15.00%	-15.00%	-5.00%	$950.00
-10.00%	-10.00%	0.00%	$1,000.00
-5.00%	-5.00%	0.00%	$1,000.00
0.00%	0.00%	0.00%	$1,000.00
5.0 0%	5.00%	10.00%	$1,100.00
10.00%	10.00%	20.00%	$1,200.00
15.00%	15.00%	30.00%	$1,300.00
20.00%	16.50%	33.00%	$1,330.00
30.00%	16.50%	33.00%	$1,330.00
This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the BUyS.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis.

Selected Risk Factors

YOUR INVESTMENT IN THE BUyS MAY RESULT IN A LOSS — The BUyS do not guarantee any return of your initial investment in excess of $100 per $1,000 face amount. The return on the BUyS at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index performance is positive or negative.

THE RETURN ON YOUR BUyS IS LIMITED BY THE INDEX RETURN CAP — The Index Return cannot exceed the Index Return Cap of between 15.50% and 17.50% (to be determined on the Trade Date) and your payment at maturity is limited to a maximum payment of between $1,310.00 and $1,350.00 (to be determined on the Trade Date) for each $1,000.00 face amount of the BUyS you hold, regardless of any increase in the Index beyond the Index Return Cap.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUyS PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the BUyS prior to maturity. You should be willing and able to hold your BUyS to maturity.

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the BUyS or have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Index.

LACK OF LIQUIDITY — There may be little or no secondary market for the BUyS. The BUyS will not be listed on any securities exchange.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE BUyS — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the BUyS, which could affect the level of the Index or the value of the BUyS.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUyS — In addition to the level of the Index on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

COUNTERPARTY RISK — The payment of amounts owed to you under the BUyS is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE BUyS ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the BUyS are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 564J and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement, term sheet No. 564J and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

DWS Structured Products    1.866.637.9185    www.dws-sp.com